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                                                                    EXHIBIT 99.1
                         [CHICO'S FAS, INC. LETTERHEAD]


                                April 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

         The purpose of this letter is to address the requirements of the Securities and Exchange Commission ("SEC") with respect to issuers that include accountants' reports from Arthur Andersen LLP ("AA") issued after March 14, 2002 in filings with the SEC.

         In connection with the audit of the consolidated balance sheets of Chico's FAS, Inc. and subsidiaries (the "Company") as of February 2, 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, AA has issued a report to the Company dated March 4, 2002 (the "Report"). The Report is included in the Company's Annual Report to Shareholders for the fiscal year ended February 2, 2002, and is incorporated by reference into the Form 10-K of which this Exhibit is a part.

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, the Company has received the following written representations from AA:

         "We have audited the consolidated balance sheets of Chico's FAS, Inc. and subsidiaries as of February 2, 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, and have issued our report thereon dated March 4, 2002. We represent that this audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit."


                                    CHICO'S FAS, INC.

                                    By: /s/ Charles J. Kleman
                                       ----------------------------------------
                                    Name: Charles J. Kleman
                                    Its: Executive Vice President -
                                    Finance and Chief Financial Officer